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                                                                Exhibit 5.1


                  [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]

                                                                January 30, 1998

Snowdance, Inc.
Route 44
Brownsville, Vermont 05037

              Re: Snowdance, Inc.
                  Registration Statement on Form SB-2
                  Reg. No. 333-33369

Ladies and Gentlemen:

        We have represented Snowdance, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to 1,875,000 shares of Common Stock, $.001 par value per share, of the Company (the "Shares").

        In connection with our representation, we have examined the corporate records of the Company, including its Certificate of Incorporation, its By-laws, and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, it is our opinion that:

        1. the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; and

        2. the Shares, when issued and sold in the manner contemplated by the registration statement referred to above (the "Registration Statement"), will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

                                                  Very truly yours,


                                               /s/ Sonnenschein Nath & Rosenthal

                                                   SONNENSCHEIN NATH & ROSENTHAL


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